Exhibit 99.1

News Release
Contacts:

For Immediate Release	Doug Ewert, President & CEO
Men’s Wearhouse
(281) 776-7000

Ken Dennard, DRG&L
(713) 529-6600

MEN’S WEARHOUSE ANNOUNCES

DEPARTURE OF CHIEF FINANCIAL OFFICER

Chief Accounting Officer Diana Wilson named successor as Interim CFO

HOUSTON — July 2, 2012 — The Men’s Wearhouse (NYSE: MW) today announced that Neill P. Davis, Executive Vice President and Chief Financial Officer, has notified the Company that he intends to leave on August 2, 2012 to accept the position of President with Francesca’s Holdings Corporation (Nasdaq: FRAN), a women’s specialty retailer where he has served as a director for the past five years.

Doug Ewert, Men’s Wearhouse President and CEO, stated, “Neill has been an integral part of our senior management team for the past 15 years and he will be missed. We wish him well in his new endeavor.”

Diana Wilson, age 64, who is a Men’s Wearhouse’s Executive Vice President and has also served as Chief Accounting Officer for the past nine years, will succeed Davis as Interim Chief Financial Officer and will work closely in the area of investor relations with David Edwab, the Company’s Vice Chairman and previous CFO from 1991 to 1999.  Ewert added, “We are very fortunate to have both Diana and David available to assist the Company as it carefully considers how best to fill the Chief Financial Officer position on a permanent basis.”

Ms. Wilson has served as the Company’s Chief Accounting Officer since March 2003. She joined the Company in March 1999 as Corporate Controller, following 27 years in public accounting, and has most recently been closely involved with the Company’s UK corporate apparel operations since the acquisition of Dimensions and Alexandra in August 2010.  Ms. Wilson is a graduate of Rice University and a CPA.

Additionally, Kelly Dilts, age 43, Vice President, Finance and Accounting, will become the Chief Accounting Officer.  Ewert commented, “Kelly has been with the Company since 1998 and has been co-leader of our financial strategies group for the past ten years.  She works closely with merchandising, store operations, distribution and other functional groups and has been instrumental in developing our support services teams in Houston.”

Founded in 1973, Men’s Wearhouse is one of North America’s largest specialty retailers of men’s apparel with 1,162 stores.  The Men’s Wearhouse, Moores and K&G stores carry a full selection of men’s designer, brand name and private label suits, sport coats, furnishings and accessories and Men’s Wearhouse and Tux stores carry a limited selection.  Most K&G stores carry a full selection of women’s apparel.  Tuxedo rentals are available in the Men’s Wearhouse, Moores and Men’s Wearhouse and Tux stores.  Additionally, Men’s Wearhouse operates a global corporate apparel and workwear group consisting of Twin Hill in the United States and Dimensions and Alexandra in the UK.

For additional information on Men’s Wearhouse, please visit the Company’s websites at www.menswearhouse.com, www.kgstores.com, www.mooresclothing.com, www.twinhill.com, www.dimensions.co.uk, www.alexandra.co.uk.

This press release contains forward-looking information. The forward-looking statements are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements may be significantly impacted by various factors, including sensitivity to economic conditions and consumer confidence, possibility of limited ability to expand Men’s Wearhouse stores, possibility that certain of our expansion strategies may present greater risks, changes in foreign currency rates and other factors described in the Company’s most recently filed Form 10-K and Form 10-Q.

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